Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (ticker: “SPX”) Pricing date: July 29 , 2022 Valuation date: July 29 , 2025 Coupon payment dates: Quarterly Maturity date: Unless earlier redeemed, August 1 , 2025 Coupon: 6.00% to 7.00% per annum* Downside threshold value: 60.00% of the initial underlying value Redemption: We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000 plus the related coupon payment. Potential redemption dates: The coupon payment dates scheduled to occur on August 3, 2023, November 2, 2023, February 1, 2024, May 2, 2024, August 1, 2024, November 1, 2024, February 3, 2025 and May 2, 2025 Downside event: A downside event will occur if the final underlying value on the valuation date is less than the downside threshold value CUSIP / ISIN : 17330PFX2 / US17330PFX24 Initial underlying value : The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Payment at maturity: If the securities have not been earlier redeemed, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus : • If a downside event does not occur: $1,000 • If a downside event occurs: $1,000 + ($1,000 × the underlying return) If the securities are not redeemed prior to maturity and a downside event occurs, you will receive less than 60% of the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment. Underlying return: ( i ) The final underlying value minus the initial underlying value, divided by (ii) the initial underlying value Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated June 28 , 2022 * The actual coupon rate will be determined on the pricing date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Callable ELKS ® linked to SPX Hypothetical Payment at Maturity per Security** Hypothetical Underlying Return Hypothetical Value of Underlying or Cash Amount at Maturity 100.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 10.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 20.00% $1,000.00 - 30.00% $1,000.00 - 40.00% $1,000.00 - 40.01% $599.90 - 50.00% $500.00 - 60.00% $400.00 - 70.00% $300.00 - 80.00% $200.00 - 90.00% $100.00 - 100.00% $0.00 ** Excludes final coupon. Any payment at maturity will be based on the closing value of the underlying on the valuation date.

Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity and the final underlying value is less than the downside threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • The securities will be adversely affected by volatility in the value of the underlying . • The securities offer downside exposure, but no upside exposure, to the underlying. • We may redeem the securities prior to maturity, limiting your opportunity to receive coupon payments. • The performance of the securities will depend on the closing value of the underlying solely on the valuation date, which makes the securities particularly sensitive to volatility in the closing value of the underlying on or near the valuation date. • Higher coupon payment rates are associated with greater risk. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Our offering of the securities is not a recommendation of the underlying. • The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. • The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. • The issuer and its affiliates may have conflicts of interest with you. • Changes that affect the underlying may affect the value of your securities. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.